SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

   Filed by the Registrant  |X|
   Filed by a Party other than the Registrant  |_|

   Check the appropriate box:
   |_| Preliminary Proxy Statement
                                     |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
   |_| Definitive Proxy Statement
   |X| Definitive Additional Materials
   |_| Soliciting Material Under Rule 14a-12

                               INTELLIGROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   |X| No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

   (5) Total fee paid:
--------------------------------------------------------------------------------

   |_| Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

   |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:
--------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

   (3) Filing Party:
--------------------------------------------------------------------------------

   (4) Date Filed:
--------------------------------------------------------------------------------

                               INTELLIGROUP, INC.
                               499 THORNALL STREET
                            EDISON, NEW JERSEY 08837

                        REJECT THE DISSIDENT SHAREHOLDER

                                                                  June 21, 2002

Dear Fellow Shareholder:

        Ashok Pandey, a disgruntled founder and shareholder of the Company, has commenced what the Board believes is an unnecessary and expensive proxy contest in an effort to elect his slate of hand-picked nominees to your Company's Board of Directors at the Annual Meeting of Shareholders scheduled for July 2, 2002. Your Board believes that the dissident shareholder is interested only in furthering his own individual agenda and offers NO substantive plans or suggestions to improve your Company's operations.

        We believe, for the reasons set forth in this letter, that the interests of all the Company's shareholders are not aligned with those of the dissident and that giving control of the Company to him and his slate of nominees would be disastrous for the Company and its shareholders. Among other things, the dissident intends to promptly replace the Company's senior management. If the dissident's slate of nominees is elected, we believe this would drastically affect the Company's relationships with its customers and strategic partners, which are critical to the prospects of your company. The Company's customer and partner relationships are strong, but we believe a disruption in management could severely and adversely affect such relationships.

        Mr. Pandey was an officer and director of the Company during the period in which the business decisions that he complains about were made. Contrary to Mr. Pandey's claims, he did not resign as an officer as a result of such decisions. The Board sought Mr. Pandey's resignation as an officer because it felt he no longer added value to the Company's business and was unable to effectively lead the Company. If Mr. Pandey voluntarily resigned as an officer due to his own dissatisfaction as he now claims, the Company clearly would not have paid him the generous severance package that it did. Further, we believe Mr. Pandey has breached his severance agreement with the Company and we have commenced litigation to recover sums paid to him as part of his severance. Please be aware, however, that while we asked for his resignation as an officer, the Board did not ask for Mr. Pandey's resignation as a director. Mr. Pandey voluntarily resigned as a director of the Company so that he could sell his Intelligroup shares without restrictions as an affiliate of the Company.

        In your own best interest, the Board of Directors strongly urges you to reject the dissident's bid for control of Intelligroup, Inc.

        PLEASE RETURN THE BLUE PROXY CARD TODAY. IF YOU PREVIOUSLY VOTED A WHITE PROXY CARD AND WISH TO VOTE FOR THE COMPANY'S CURRENT BOARD, YOU HAVE THE LEGAL RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

        WE BELIEVE YOU SHOULD RETURN YOUR BLUE PROXY CARD AND VOTE YOUR SHARES IN FAVOR OF THE COMPANY'S SLATE OF QUALIFIED NOMINEES BECAUSE:

        1. WE BELIEVE THE DISSIDENT'S INTENT TO REPLACE THE CURRENT SENIOR MANAGEMENT TEAM WILL HAVE A DISASTROUS EFFECT ON THE COMPANY'S BUSINESS.

        The Company's current management team has developed and sustained strong customer relationships that have resulted in relatively consistent revenues in a declining IT services market. In fact, the Company currently has a strong pipeline for sales prospects. The dissident has indicated that he and his slate of nominees intend to promptly replace the Company's current senior management team. In his quest to serve his own agenda and to possibly reclaim a well-paying executive position with the Company, the dissident has not considered the severe negative impact that such action would have on the Company's relationships with its customers and strategic partners. The dissident fails to recognize that the Company has been able to sustain relatively consistent revenues in a market in which many IT services companies have suffered drastic losses or are no longer in business. The Board believes that the dissident's plan to replace the current senior management team would likely disrupt the Company's current customer relationships and future business prospects. Furthermore, we believe that the vast majority of the current employees of the Company fully support the current management team. A change in the current management team could also have a severe negative impact on the morale of current employees, which could in turn adversely affect the Company's future performance.

        2. THE COMPANY HAS ALREADY IMPLEMENTED ITS OWN STRATEGIC PLAN AND WE BELIEVE THE DISSIDENT OFFERS NO NEW IDEAS.

        The Company's management is executing on a strategy to deliver results to shareholders. Over the past 18 months, the Company's strategic focus has been toward application management, offshore development and vertical solutions offerings. Specifically, the Company has maintained its:

o FOCUS on application management services, (i) enabling the Company to penetrate the growing market for post-implementation enterprise application support for its customers, (ii) providing the Company with a strategic advantage for expanding its footprint within application management customers by offering additional services and (iii) providing a stable revenue base for the Company through recurring revenue/annuity accounts.

    FACT: The Company has won 14 new or expanded application management and support services engagements, with a total contract value of approximately $30 million, since January 2001.

o FOCUS on offshore support and development services, which have proven to be highly profitable for the Company due to the significant cost advantage of operating in India. The offshore model also provides the "backbone" of our global resourcing model.

    FACT: Offshore support and development accounted for $3.1 million or 12.4% of first quarter 2002 revenues compared with only $6.4 million or 5.6% of revenues for 2000, the year Mr. Pandey left the Company.

o FOCUS on industry verticals and pre-configured solutions for small-to-medium sized businesses. This allows the Company to leverage its accumulated knowledge and skills from years of implementations, while permitting costs to remain competitive for penetration into small and medium-sized businesses.

    FACT: The Company's Pharma ExpressSM solution, has been certified by SAP for small-to-medium sized business environments, and its Contractor ExpressSM solution is in the process of certification by SAP. The Company has also maintained its strong focus on the public sector and education markets for PeopleSoft services.

o FOCUS on innovative service offerings and business models, establishing the Company's visionary lead in the enterprise application market.

    FACT: The Company's innovative UptimizerSM and HotPac AnalyzerSM tools, which aid customers in the upgrade and routine management of their installed SAP systems, have generated significant market interest, and have been part of over 100 customer deals. Further, the Company has been offering its customers "low impact/high value" upgrades of their installed enterprise applications, using its unique onsite/offsite/offshore model, which minimizes interference with daily business activities by performing much of the work away from the customer's site.

        The Company also plans to:

o Continue to expand the Company's footprint within large, existing customers by offering a diverse suite of integration, support and development services;

o   Continue  to  expand  sales   opportunities   by  maintaining  and   growing
    relationships with strategic partners;

o   Maintain the Company's focus on profitability;

o Continue to evaluate and analyze the relative costs and benefits of maintaining or closing local operations; and

o Continue its careful management of cash flows and borrowings, with a focus on timely collection of our accounts receivable and minimizing discretionary outflows. As of today, the Company has approximately $2.5 million of outstanding borrowings under its bank line of credit.

        You should be aware that the valid points raised by the dissident have previously been implemented by the Company pursuant to its own strategic plan.

        Under the strong leadership of Mr. Valluripalli and other members of senior management, we are focused on growing revenue and increasing operating profits by expanding our customer base and enhancing our relationships with our business partners. In fact, the Company met or exceeded expectations for revenue and operating profits in every quarter of 2001, and the first quarter of 2002. We urge you to allow management to continue executing on its strategic plan and avoid the disruption planned by the dissident and his personal agenda.

        3. WE BELIEVE THE NOMINEES PROPOSED BY THE DISSIDENT WILL NOT PROVIDE THE COMPANY WITH EFFECTIVE FUTURE LEADERSHIP.

        We believe the nominees proposed by the dissident lack the necessary experience and knowledge of the Company's industry to effectively serve on the Board of Directors of the Company. It appears that, aside from the dissident and Yoshikazu Nakamura, none of the nominees has ever served on the board of directors of ANY company, much less the board of directors of a public company. Apparently unable to put together a more qualified slate of nominees, the dissident has settled for a group of nominees that we believe will likely end up being controlled by the dissident and may very well end up placing the interests of the dissident and certain of the largest shareholders ahead of those of all the other shareholders.

        With respect to the dissident's proposed slate of nominees:

o    John  Supplee  headed  the  Company's  Human  Resources  Department  as  an expensive consultant and reported to Mr. Pandey from September 1999 to November 2000. Mr. Supplee's biographical information in the dissident's proxy statement omits the fact that he worked for Intelligroup. Mr. Supplee's engagement was significantly reduced in early 2001 and ultimately terminated because, under his management, the department's performance failed to meet the Company's goals and directives and also because Mr. Supplee demonstrated ineffective leadership. We do not believe Mr. Supplee's track record makes him an appealing choice for the Company's Board of Directors.

o Tarun Chandra recently served as a vice president at Silverline Technologies, Inc., a company that is currently embroiled in contentious litigation with the Company. Silverline's subsidiary, SeraNova, has defaulted under a promissory note and has breached other contractual obligations it has to your Company, cumulatively in excess of $11 million. Mr. Chandra still maintains an office at and is engaged as a financial consultant by Silverline. Given the litigation over Silverline's unpaid debt to your Company, Mr. Chandra has a very serious potential conflict of interest with the Company. Further, Mr. Chandra's only operational experience has been with Silverline and SeraNova, two companies that do not have stellar track records. Given this background and potential conflict of interest, we find it hard to believe that Mr. Chandra would be an ideal selection as a member of your Board of Directors.

o Wendy Rayner and Stephen Savitt have limited, if any, operational experience in the private sector. Ms. Rayner has spent the last eight years working for the New Jersey state government and Mr. Savitt has worked at his own law firm practicing commercial and tax law. We believe shareholders would not be well served by having individuals with such a lack of managerial experience serving on the Company's Board of Directors.

        Furthermore, it is extremely important to note that while the dissident claims that he has had misgivings about the Company's Board of Directors and the direction the Company, as recently as last year's Annual Meeting in August 2001, he voted to re-elect all of the members of the Company's Board of Directors who served during 2001.

        4. MANAGEMENT HAS ACTED TIMELY TO MEET THE COMPLEX CHALLENGES OF CHANGING GLOBAL ECONOMIC AND MARKET CONDITIONS.

        We believe that management has acted timely to meet the complex challenges that the Company has faced. For example, the Company has already begun shutting down its non-performing local operations. Such measures resulted, in part, in the very write-offs the dissident is complaining about. We believe that Mr. Pandey has an oversimplified and uninformed perspective on this point and does not appreciate the complexity associated with the closure of an operating subsidiary. Mr. Pandey would have you believe that he would simply close operations where performance was lagging. However, he seems to be unaware of the risks, liabilities and consequences that must be considered before making such a decision. For example, Mr. Pandey has ignored or does not comprehend that these operating companies have contractual obligations with existing customers, and may be an important part of a larger, global relationship with customers who are relying on the Company's global presence to provide uniform and coordinated services to their respective operations. An informed board of directors must also consider the impact of costs of closing an operation (severance payments, lease breakage costs, etc.) on the Company's cash flows, debt compliance, and global employee relations. Mr. Pandey states that management did not move swiftly to downsize the Company's operations in the United Kingdom. The truth is that during 2001, with the results of the U.K. operations declining, senior management in the United States and local management in the U.K. worked tirelessly to analyze alternatives, including a review of business opportunities, costs and statutory issues surrounding closure or downsizing, and a potential sale of business assets. Additionally, management analyzed the impact of these alternatives on cash flows, customers and banking relationships. Only through such thorough analysis could the right decision be made. Mr. Pandey's lack of experience in dealing with such issues is clearly highlighted by his shortsighted comments.

        5. THE DISSIDENT WAS THE COMPANY'S CO-CHIEF EXECUTIVE OFFICER AND A DIRECTOR WHEN THE INVESTMENTS THAT ULTIMATELY REQUIRED WRITE-OFFS WERE APPROVED.

        The dissident would have you believe that he had no responsibility for the various Company business strategies and investments that were ultimately required to be written off. The truth is that the dissident was involved with the Company as a director and as the Company's Co-Chief Executive Officer when such initiatives were both approved and implemented. The dissident's only argument in support of his claim that the Board delivered unsatisfactory operating results relates to the write-offs. In response to the dissident's claims relating to the write-offs, you should note that the Company did, in fact, act in a timely manner given the visibility that it had at the time. Among other initiatives, during the latter part of 2000 through 2001, the Company stopped all investment in the Application Service Provider market and focused on its core activities. The reason that the accounting charges were taken in late 2001 was due to the fact that such write-offs were not required to be taken until the Company ascertained that the value of such assets could not be supported under accounting principles.

        As you are aware, the IT services market is constantly changing and many decisions made by companies during 1999 and 2000 can be second guessed with the benefit of hindsight. The mere fact that the dissident left the Company prior to the actual write-offs being taken does not absolve him from the responsibility for the results of the strategies and investments approved and implemented while he was involved with the Company.

        6. THE DISSIDENT MISREPRESENTS THE FACTS RELATING TO THE COMPANY'S STOCK PRICE.

        The dissident would have you believe that the price of the Company's stock dramatically declined since his resignation from the Company on December 15, 2000. We believe that Mr. Pandey has intentionally misrepresented the facts. The truth is that the Company's stock closed at $1.19 per share on the date of his resignation, which was, in fact, below the current stock price. Mr. Pandey conveniently references the $15 per share trading price in early 2000, however, he fails to mention that he was both a director and officer of the Company throughout 2000 when the price of the stock declined from $15 per share to $1.19 per share. Management acknowledges the decline in stock price since early 2000. We believe this decline reflects general market conditions and mirrors the stock price performance of other IT services companies during the same period. In fact, while the Company's stock price has remained relatively flat since December 2000, the Company's composite peer group index has declined in value over the same period by approximately 50%. Management is dedicated to improving shareholder value by (i) meeting operating goals and performance milestones,
(ii) effecting a strategy for future growth and consistent revenue and earnings results, and (iii) communicating this effectively to the investment community.

        7. THE DISSIDENT INTENDS TO APPOINT ADDITIONAL HAND-PICKED DIRECTORS WITHOUT YOUR VOTE.

        The dissident states that he intends to offer directorships to the Company's largest shareholders after the Company's 2002 Annual Meeting of Shareholders. We believe this is a clear attempt by the dissident to "buy" votes, or to satisfy a shareholder who may be lurking in the background. We believe that this shareholder may have put the disgruntled founder up to this costly proxy contest. In a proxy contest in which the critical issue is who will serve on the Company's Board of Directors, the Company believes that the shareholders should have the right to determine the constitution of the Company's Board of Directors. The dissident, by failing to include such additional directors on his proposed slate of nominees, is effectively usurping your right as a shareholder to elect the directors who will serve on the Company's Board of Directors. This is another example of how the dissident's interests are not aligned with the interests of all of the Company's shareholders.

        8. WE BELIEVE MR. VALLURIPALLI'S EMPLOYMENT AGREEMENT IS FAIR AND REASONABLE. IRONICALLY, THE TERMS THAT MR. PANDEY HAS CRITICIZED ARE SIMILAR TO PROVISIONS OF HIS OWN SEVERANCE AGREEMENT.

        We find it ironic that Mr. Pandey has criticized the terms and conditions of Mr. Valuripalli's employment agreement. Specifically, Mr. Pandey criticized the amount of severance and the fact that certain restrictive covenants would lapse upon the combined events of a change of control and his termination from the Company without just cause. Mr. Pandey seems to have forgotten that his own separation agreement contained a similar severance package, and an unconditional release from his non-competition obligations. You should be aware that Mr. Valluripalli's agreement is the product of several months of discussion and review by the Compensation Committee. The Committee consulted with executive compensation professionals, and used such information in establishing Mr. Valluripalli's compensation package. We believe his employment agreement is fair considering his value to the Company. Please don't be fooled by Mr. Pandey's attempt to provide you with less than all the facts.

        9. WE BELIEVE THE DISSIDENT HAS BREACHED HIS GENEROUS SEVERANCE AGREEMENT WITH YOUR COMPANY.

        When the dissident resigned as an officer and director of the Company on December 15, 2000, he entered into a separation agreement with the Company pursuant to which the Company agreed to provide to the dissident, among other things, a lump-sum payment of $350,000, full vesting of his remaining 300,000 stock options, continued medical and dental coverage to the dissident for a period of 24 months, $24,000 in life insurance premium payments and reasonable legal expenses up to $20,000 in connection with the negotiation of the separation agreement. In return for this generous severance package, the dissident entered into a number of express contractual commitments, including
(i) a confidentiality provision which prohibited him from making any statements relating to the termination of his employment with the Company and (ii) a non-disparagement provision which generally prohibited him from issuing any statements or making any comments intended to disparage the Company, its directors or management. We believe the dissident expressly violated both of these provisions by making several false, misleading and otherwise disparaging statements in his preliminary proxy statement, as well as in an earlier complaint seeking injunctive relief which he publicly filed on or about May 24, 2002 in the Superior Court of New Jersey, Chancery Division. In response to his actions, the Company filed a complaint against the dissident in the Superior
Court of New Jersey, Law Division on June 14, 2002 seeking damages roughly equivalent to his severance package.

        Additionally, as part of his severance arrangement, the dissident agreed not to seek re-employment with the Company. While the dissident has not overtly declared his intent to reclaim his position as an executive officer of the Company, we believe that his attempt to gain control of the board of directors and his stated intent to replace the current management team indicates a likely attempt by the dissident to reclaim a position on the Company's management team. If the dissident does not intend to regain his old job, he certainly has not revealed who he intends to have run your Company.

        The dissident would have you mistakenly believe that the Company filed a lawsuit against him in order to prevent him from criticizing the Company. The Company's action does not seek to enjoin the dissident from making any comments with respect to the Company or its management. The lawsuit merely seeks to recover monetary damages from the dissident for his blatant breach of his severance agreement.

                             SOLICITATION; EXPENSES

        In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. The Company has engaged Georgeson Shareholder Communications Inc. to serve as a proxy solicitor for the Company. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Company. Although no precise estimate can be made at the present time, the Company currently estimates that the total expenditures relating to the proxy solicitation incurred by the Company will be approximately $275,000 of which $77,000 has been incurred to date.

        The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.

        PLEASE DISREGARD THE WHITE PROXY CARD SENT TO YOU BY THE DISSIDENT SHAREHOLDER. YOU SHOULD HAVE RECEIVED A COPY OF THE COMPANY'S PROXY STATEMENT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TO SUPPORT YOUR COMPANY'S BOARD OF DIRECTORS AND EMPLOYEES TODAY. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

        IF YOU PURCHASED SHARES AFTER THE RECORD DATE AND WISH TO VOTE THOSE SHARES AT THE MEETING, YOU SHOULD OBTAIN A BLUE PROXY CARD FROM THE SELLER OF SUCH SHARES.

On behalf of the Board of Directors:


/s/ Nagarjun Valluripalli                     /s/ Nicholas Visco
-------------------------------------         ----------------------------------
Chairman of the Board, President and          Senior Vice President-Finance and
Chief Executive Officer                       Administration, Chief Financial
                                              Officer, Treasurer and Secretary


     IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT THE COMPANY'S PROXY SOLICITOR GEORGESON SHAREHOLDER COMMUNICATIONS INC. AT THE FOLLOWING TOLL FREE NUMBER:
                                 (866) 811-4115

This letter contains certain forward-looking statements related to our future results, including certain projections regarding profitability and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this letter, the words "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this letter, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans.

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.


1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card to Georgeson Shareholder Communications Inc. in the postage paid envelope provided today.


2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

3. After signing the enclosed BLUE Proxy Card do not sign or return the White proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

4. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.


                     Georgeson [GRAPHIC OMITTED] Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 811-4115




                     Georgeson [GRAPHIC OMITTED] Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 811-4115